March 7, 2014

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read the statements in Item 4.01 included in the Form 8-K of Steele Resources Corporation, dated March 5, 2014, regarding the recent change of auditors. We agree the statements contained regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Rose, Snyder & Jacobs LLP

Rose, Snyder & Jacobs LLP